UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 9/22/2009

STAR SCIENTIFIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 SOUTH MARKET STREET PETERSBURG, VIRGINIA	23803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 861-0681

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.
On September 22, 2009, the Star Scientific, Inc. (the “Company”) entered into Securities Purchase Agreement and Registration Rights Agreement (the “Agreement”) with an accredited investor (the “Investor”), to sell 5,000,000 of its common stock (the “Shares”), par value $0.0001 per share (“Common Stock”), at $1.00 per share and warrants to purchase an aggregate of 5,000,000 shares of Common Stock at an exercise price of $1.50 per share (the “Warrants” and together with the Shares, the “Securities”), which resulted in gross proceeds to the Company of $5.0 million (the “Offering”). The Warrants are first exercisable six months after the closing of the Offering and expire five years after the date that the warrants are first exercisable. The Warrants are also callable by the Company if the price of the Common Stock exceeds $3.00 per share as quoted on an approved market for twenty consecutive trading days. Additionally, the Agreement grants the Investor certain registration rights with respect to the Securities.
The Securities sold to the Investors have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The Offering was made only to accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Securities Purchase and Registration Rights Agreement, dated September 22, 2009, by and between Star Scientific, Inc. and the Investor party thereto, including the form of Warrant attached as Exhibit A thereon.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: September 25, 2009	By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Securities Purchase and Registration Rights Agreement, dated September 22, 2009, by and between Star Scientific, Inc. and the Investor party thereto, including the form of Warrant attached as Exhibit A thereon.